Exhibit 99.1
Essential Properties Realty Trust, Inc. Announces Quarterly Dividend of $0.275 per Share for the First Quarter of 2023

March 9, 2023

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.275 per share of common stock for the first quarter of 2023. This represents an annualized dividend of $1.10 per share of common stock. The dividend is payable on April 14, 2023 to stockholders of record as of the close of business on March 31, 2023.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2022, the Company’s portfolio consisted of 1,653 freestanding net lease properties with a weighted average lease term of 13.9 years and a weighted average rent coverage ratio of 4.0x. In addition, as of December 31, 2022, the Company’s portfolio was 99.9% leased to 350 tenants operating 538 different concepts in 16 industries across 48 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets & Portfolio Management
609-436-0619
info@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.